Exhibit 99.1

FOR IMMEDIATE RELEASE:         August 6, 2009

KEY TECHNOLOGY ANNOUNCES FISCAL 2009 THIRD QUARTER RESULTS
Company Reports Profitable Quarter

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the third quarter of fiscal 2009 ended June 30, 2009.

Net sales for the three-month period ended June 30, 2009 totaled $26.2 million, compared to $35.8 million recorded in the corresponding quarter last year.  Net earnings for the third quarter of fiscal 2009 were $455,000, or $0.09 per diluted share, compared to net earnings of $3.0 million, or $0.53 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2009 were $76.8 million, compared with $93.9 million for the comparable period in fiscal 2008.  The Company reported a net loss for the fiscal 2009 nine-month period ended June 30, 2009 of $446,000, or $0.09 per diluted share, compared to net earnings of $5.2 million, or $0.95 per diluted share, for the same nine-month period in fiscal 2008.

David Camp, President and Chief Executive Officer, stated, “We continue to have significant numbers of trials and requests for quotes; however, the time between inquiries, closed orders and shipments is longer than we have previously experienced.  We believe that Key continues to be affected by the continuing uncertainty regarding the global economy.  Until industry demand returns to previous levels, we expect continued pressure on sales levels and margins in our current competitive environment.”

Gross profit for the third quarter of fiscal 2009 was $9.6 million, compared to $15.0 million in the corresponding period last year.  As a percentage of net sales, gross profit in the third quarter of fiscal 2009 was 36.6%, compared to 42.0% in the same quarter of fiscal 2008.  For the 2009 nine-month period ended June 30, 2009, gross profit was $29.0 million, compared to $37.8 million for the same period of fiscal 2008, or 37.8% and 40.3% as a percentage of net sales, respectively.

Camp commented, “In addition to lower sales volume, there continues to be pricing pressures on Key’s products and solutions that exceed the benefit from our cost control efforts.  We are continuing our focus on lowering costs and improving quality and customer services.”

Operating expenses for the quarter ended June 30, 2009 were $9.1 million, or 34.8% of net sales, compared to $10.9 million, or 30.5% of net sales, in the same quarter last year.  Operating expenses for the nine months ended June 30, 2009 were $29.5 million, or 38.3% of net sales, compared to $31.2 million, or 33.2% of net sales, for the corresponding period of fiscal 2008.

Camp further commented, “Our quarterly operational costs have now come down by $1.4 million since the first quarter of fiscal 2009, reflecting the actions that we took in March 2009.  We are committed to continued spending constraints; however, we do not expect significant further decreases in our operating costs in the next fiscal quarter.”

New orders received during the third quarter of fiscal 2009 were $20.7 million, compared to $30.7 million in the same period last year.  For the nine-month period, new orders received were $69.5 million, compared to $105.1 million for the same period in fiscal 2008.  The Company’s backlog at the end of the third quarter of fiscal 2009 was $26.2 million, compared to $42.2 million one year ago.

Camp concluded, “During this fiscal year, we have brought sixteen product offerings to market that included new products, application solutions, and new value-added features for our current products.  Based on the positive response from our customers, we anticipate these products will generate increased business for Key in the future.  We cannot be certain, however, when order activity from our customer base will break out of the current climate.  Given our current backlog and the continued conservatism of our customers’

capital expenditures budgets, we do not expect the Company’s results in the fourth quarter of fiscal 2009 to reach the results obtained in our fiscal 2009 third quarter.”

Conference Call

The Company's conference call discussion for the third quarter results can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, August 6.   To access the call, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•
issues arising during the implementation of the Company's enterprise resource planning (“ERP”) system could affect the Company’s operating results and ability to manage the Company’s business effectively;

•	if the Company's ERP system is not implemented properly, it could cause errors in the Company's financial reporting;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales, prices and the marketability of the Company’s products;
•	failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Net sales	$26,209	$35,831	$76,834	$93,884
Cost of sales	16,609	20,795	47,787	56,083
Gross profit	9,600	15,036	29,047	37,801
Operating expenses:
Sales and marketing	4,152	5,552	13,330	15,726
Research and development	1,868	1,984	6,183	5,958
General and administrative	2,772	3,083	8,992	8,532
Amortization of intangibles	317	327	952	981
Total operating expenses	9,109	10,946	29,457	31,197
Gain (loss) on sale of assets	19	13	(315)	44
Earnings (loss) from operations	510	4,103	(725)	6,648
Other income (expense)	(96)	252	(377)	1,066
Earnings (loss) before income taxes	414	4,355	(1,102)	7,714
Income tax expense (benefit)	(41)	1,392	(656)	2,468
Net earnings (loss)	$455	$2,963	$(446)	$5,246
Net earnings (loss) per share
- basic	$0.09	$0.54	$(0.09)	$0.97
- diluted	$0.09	$0.53	$(0.09)	$0.95

Shares used in per share calculations - basic	4,845	5,461	4,994	5,417
Shares used in per share calculation - diluted	4,887	5,574	4,994	5,533

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2009	September 30, 2008

Cash and cash equivalents	$11,021	$36,322
Trade accounts receivable, net	11,499	13,577
Inventories	25,417	21,915
Receivable from sale of property	1,494	-
Total current assets	54,674	76,027
Property, plant and equipment, net	16,091	8,705
Goodwill and other intangibles, net	3,837	4,790
Investment in Proditec	1,491	-
Total assets	76,584	89,625
Total current liabilities, including current portion of debt	19,284	28,496
Long term debt	5,956	-
Shareholders' equity	$51,050	$60,368

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161